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Press Release

JetBlue Completes Sale of LiveTV Subsidiary to Thales Group

LiveTV Revolutionized the Inflight Entertainment Space, and Now Pursues Aggressive Growth Strategy

NEW YORK (June 10, 2014) - JetBlue Airways (NASDAQ: JBLU) announced today it has completed its sale of its wholly-owned subsidiary LiveTV to Thales Group for $399 million in cash. The sale will allow LiveTV to continue the innovation that has set it apart as the leader in inflight entertainment (IFE) and onboard connectivity under Thales ownership. JetBlue will maintain its relationship with LiveTV to continue providing customers with differentiated, industry-leading inflight entertainment and connectivity products.
LiveTV is the leading provider of live IFE and connectivity systems for commercial airlines. In 2013, LiveTV and its partner ViaSat introduced Ka-band satellite-driven onboard connectivity, a game-changing technological advancement.
"LiveTV teammembers have contributed immensely to JetBlue’s award-winning success over the past 14 years and the team will continue to be an important partner for JetBlue," said Robin Hayes, President, JetBlue Airways. "Under the leadership of Thales Group, we look forward to LiveTV continuing to deliver the innovative onboard connectivity and entertainment experience that our customers have come to expect.”
“Our evolving product and service portfolio will enable airlines, on any fleet-size, aircraft type or route structure, to offer their passengers a highly robust connected experience before, during and after flight,” said Thales CEO USA Alan Pellegrini, “The capabilities we now have strengthen our foundation as both a leading In Flight Entertainment and Connectivity systems manufacturer and connectivity service provider.”
Barclays and Morgan Stanley acted as financial advisors to JetBlue on the transaction, and Shearman & Sterling served as legal counsel.

About JetBlue Airways
JetBlue is New York's Hometown™ Airline and a leading carrier in Boston, Fort Lauderdale-Hollywood, Los Angeles (Long Beach), New York, Orlando and San Juan. JetBlue carries more than 30 million customers a year to 85 cities in the U.S., Caribbean and Latin America with an average of 825 daily flights. New service to Hyannis, Mass. begins this summer. With JetBlue, all seats are assigned, all fares are one-way, an overnight stay is never required and the first checked bag is free (subject to weight and size limits and exceptions for itineraries including flights marketed or operated by other airlines). For more information please visit JetBlue.com.

About Thales Group
Thales is a global technology leader in the Aerospace, Transportation and Defence & Security markets. In 2013, the company generated revenues of EUR14.2 billion with 65,000 employees in 56 countries. With its 25,000 engineers and researchers, Thales has a unique capability to design, develop and deploy equipment, systems and services that meet the most complex security requirements. Thales has an exceptional international footprint, with operations around the world working with customers and local partners.

MEDIA CONTACTS
JetBlue Corporate Communications
Tel: +1 718 709 3089
corpcomm@jetblue.com

Thales
Europe
Giaime Porcu
+33 (0)1 57 77 9218
giaime.porcu@thalesgroup.com

United States
Lori Montalbano - Krans
+1 949-923-0976
lori.krans@us.thalesgroup.com

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